EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pure Cycle Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-114568) on Form S-8 of Pure Cycle Corporation of our report dated October 29, 2004, with respect to the statements of operations, stockholders’ equity and comprehensive loss, and cash flows of Pure Cycle Corporation for the year ended August 31, 2004, which report appears in the August 31, 2006 Annual Report on Form 10-K/A of Pure Cycle Corporation.

/s/ KPMG, LLP

Denver, Colorado
April 10, 2007